Exhibit 10.1
Electronic Arts
Discretionary Bonus Program
Plan Document
July 2005

Electronic Arts
Discretionary Bonus Program — Plan Document
Table of Contents

Purpose of the Program	3
Effective Date	3
Program Funding	3
Discretionary Nature of the Program	4
Program Authority	4
Appendix A: Administration of the Program	5
Eligibility	5
Plan Types	5
Plan Components	5
Performance Target	6
Bonus Target	6
Target Bonus Pool	6
Plan Factor	6
Actual Bonus Pool	6
Award Calculation	7
Payment Timing	7
General Guidelines, Terms and Conditions of the Program	7

Electronic Arts
Discretionary Bonus Program — Plan Document
Purpose of the Program
•	To attract, motivate and retain the talent needed to make EA the Greatest Entertainment Company...Ever!

•	To provide our employees the opportunity to share in the financial success of EA

•	To provide market competitive cash compensation

•	To reward and recognize annual performance and achievements
Effective Date
The Discretionary Bonus Program (the “Program”) is effective for each fiscal year beginning on or around April 1 and ending on or around March 31 of the following year (actual dates are determined by EA’s fiscal calendar). The purpose of this Plan Document is to set forth in writing EA’s discretionary bonus practices under the Program, which were in effect prior to the creation of this Plan Document. The Program shall remain in effect until otherwise determined by the Compensation Committee of the Board of Directors.
Program Funding
Corporate funding of the entire Discretionary Bonus Program, including any and all payments from any sub-plan regardless of the underlying business measurement, is calculated as follows:
•	Financial performance above the 85% threshold up to 100% creates funding equal to the financial performance attainment (e.g. 93% attainment generates 93% funding)

•	Financial performance above 100% creates funding with 2:1 leverage on the amount above 100% (e.g. 101% attainment generates 102% funding — see table below for examples)

•	Program funding is capped at 200%

•	Financial performance below the 85% threshold does not create plan funding, however the Compensation Committee may fund the Program at its discretion
Program Funding Examples

Financial Performance	Program Funded %
< 85%	0%

85%	85%

90%	90%

95%	95%

100%	100%

105%	110%

110%	120%

120%	140%

130%	160%

Up to 150%	Up to 200%

Financial performance is defined as global net income compared to fiscal year plan. This definition may be changed to a different financial measure with approval from the Compensation Committee.

Electronic Arts
Discretionary Bonus Program — Plan Document
Discretionary Nature of the Program
The Electronic Arts Discretionary Bonus Program is a discretionary program. Any and all payments from this program are made at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors.
Program Authority
Authority over provisions of the Program is according to the following matrix:

	Compensation	Chief Executive	Administrative
	Committee	Officer	Committee[2]
Program Adoption/Termination	X
Discretionary Funding	X
Global Financial Measure
Definition	X
Program Administration:
• Eligibility			X
• Plan types		X
• Plan components			X
• Actual bonus pools		X
• Plan interpretation			X
• Bonus targets	Sr. Executives[1]	All Other Executives	Non-executives
• Payment approval	Sr. Executives[1]	All Other Employees

1 Sr. Executives are defined to include Section 16 officers plus other key executives as determined by the CEO and the Compensation Committee

[2] The Administrative Committee is comprised of staff assigned by the CEO

Electronic Arts
Discretionary Bonus Program — Plan Document
Appendix A: Administration of the Program
Eligibility
Eligibility conditions for the Discretionary Bonus Program are:
•	Must be a Regular status employee (not temporary or contract, regardless of whether they are deemed to be an employee under common law or for tax purposes), as such status is determined by the Administrative Committee in its sole discretion

•	Must be specifically identified by EA as an eligible participant (e.g. not classified by EA as overtime eligible in the US)

•	Must be hired on or before January 15 of the current fiscal year

•	Must be employed as of the actual date of bonus payment distribution
Plan Types
There are four primary plan types representing different functions in the total organization. Each type differs from the others by which plan components are used and how they are weighted. The number of components and weightings for each plan type are reviewed each year by the plan sponsor and approved by the Administrative Committee. Each plan may also consist of sub-plans that relate specifically to a game team, job function or geography.
Studio — covers development, administrative and executive jobs within the studio organizations
Publishing — covers sales, marketing, operations, administrative and executive jobs within NAPD, Online and Asia Publishing organizations
European Publishing — covers sales, marketing, operations, administrative and executive jobs within European Publishing
Corporate — covers all corporate functions including executive, administrative, finance, human resources and information systems
Plan Components
The Program contains the following plan components:
Team Components

Global	Measures global net income compared to plan
Regional	Measures regional financial performance compared to plan
Country	Measures country financial performance compared to plan
Business Unit	Measures business unit financial performance compared to plan
Studio	Measures studio performance across seven factors (including financial) compared to plan

Discretionary	Used by executive management as a modifier to reflect relative contribution to overall corporate achievement

Individual	Measures an individual’s relative contribution to all applicable team components
Use of the team components will vary by plan, but all plans include a discretionary and individual component.

Electronic Arts
Discretionary Bonus Program — Plan Document
Performance Target
Targets for each team component are set as part of the fiscal year planning process and are finalized when the fiscal year budget is locked.
Bonus Target
Each participant has a bonus target that is expressed as a percent of their bonus eligible salary. The bonus target amount is the bonus target percent multiplied by the bonus eligible salary. If a bonus target is changed during the fiscal year (e.g. due to a promotion), a blended target may be used to reflect pro-rated participation at each level.
Target Bonus Pool
The sum of all bonus target amounts for participants in a plan represents the target bonus pool for that plan.
Plan Factor
Each plan has a weighted plan factor that is calculated by adding the weighted performance factors together. Financial performance factors (global, regional, country, business unit) are calculated 2:1 above 100% in accordance with the Program Funding table before the weighted factors are added. This calculation includes the discretionary factor.
Actual Bonus Pool
The actual bonus pool for each plan is calculated by multiplying the target bonus pool amount by the plan factor. This calculation may increase or decrease the target bonus pool.

Electronic Arts
Discretionary Bonus Program — Plan Document
Award Calculation
Individual bonus awards are calculated by multiplying the individual’s bonus target amount by their bonus plan factor. Individual contribution is considered and applied using an Individual Achievement Factor (IAF). Depending on plan type, the IAF may be applied to the entire individual pool amount (as shown by the studio plan example below) or it may be applied only to the discretionary component (as shown by the example for publishing / corporate plans). IAF allocation should align to performance ratings and cannot result in total combined bonus awards that exceed the applicable bonus plan pool.
Studio plan example:
Publishing / Corporate plan example:
Payment Timing
Award calculation under this program occurs after the completion of the fiscal year. Awards are typically approved in early May and payments are made as soon as administratively practical following approval.
General Guidelines, Terms and Conditions of the Program
1.	Base salary used for all bonus calculations is the base salary of record on January 15 of the bonus plan (fiscal) year.

2.	Eligible employees hired after the start of but no later than January 15 of the current fiscal year will have pro-rated eligibility. Pro-ration is calculated in whole month increments based on the number of days worked.

3.	Eligibility is suspended for Medical Leaves of Absence longer than 12 weeks. Any Medical Leave shorter than 12 weeks has no effect on bonus eligibility. All calendar days for any other Leave (except Sabbatical), or Medical Leave days beyond the first 84 in a fiscal year, are divided by 30.5 to determine a monthly pro-ration factor. Any earned pro-rated bonus awards will be paid to participants upon their return to active employment. Local labor laws may modify treatment of Leaves as described above under this plan.

4.	All bonus attainment factors are rounded to the nearest hundredth (.01)

5.	Financial measurements may vary from plan to plan or year to year. All financial measurements used in this plan will be approved by the CFO, EVP Human Resources and CEO. Financial measurements used for overall plan funding also require the approval of the Compensation Committee. All financial measurements will comply with applicable legislation.

Electronic Arts
Discretionary Bonus Program — Plan Document
6.	In accordance with California law, financial results (eg. Net income) that affect California participants’ awards will not include workers’ compensation costs.

7.	This plan document supersedes all prior Electronic Arts annual discretionary bonus plans or arrangements for eligible participants.

8.	Nothing in the Program shall be construed to imply the creation of a term contract between Electronic Arts and any participant, nor a guarantee of employment for any specific period of time.

9.	EA has instituted this plan voluntarily and retains the right to change, suspend or discontinue the Program, or any individual’s participation in the Program, at any time, with or without cause and with our without prior written notice.

10.	Any award determined under the Program is discretionary, and is not considered earned until it is actually paid.

11.	EA is not responsible for any tax liability incurred by participants that receive an award from the Program.

12.	Bonus awards paid under the Program are not assignable or transferable except upon death.

13.	Unless an exemption applies, Electronic Arts’ Discretionary Bonus Program is intended to meet the requirements of Internal Revenue Code section 409A.

14.	Neither the Bonus Program nor any bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between EA and any participant. Any right to receive bonus payments from EA shall be no greater than the right of any unsecured general creditor of Electronic Arts.